Exhibit 99.1
NEWS RELEASE

Media Contact(s): Shannon Lapierre 860-547-5624 Shannon.lapierre@thehartford.com	Investor Contact(s): Kim Johnson 860-547-6781 kimberly.johnson@thehartford.com
JR Reilly 860-547-9140 JR.Reilly@thehartford.com
The Hartford Announces $2.5 Billion Investment By Allianz SE
Also announces:
•	Preliminary third-quarter results;

•	Reduced dividend; and

•	New chief investment officer
Hartford, Conn., — October 6, 2008 — The Hartford Financial Services Group, Inc. (NYSE: HIG) today announced a binding agreement with Allianz SE, which provides for a $2.5 billion capital investment.
“We are pleased that Allianz, one of the world’s leading insurers and financial services providers, will make such a significant investment in The Hartford,” said The Hartford’s chairman and chief executive officer Ramani Ayer. “We are taking decisive action to ensure that The Hartford remains well capitalized for long-term success. This investment strengthens our ability to weather volatile markets and continue to invest and vigorously compete in our businesses. We are dedicated to honoring our commitments to customers.”
“We believe in the fundamental strength of the U.S. economy and its insurance industry and respect The Hartford as a great insurance brand,” said Michael Diekmann, chairman of the Board of Management and chief executive officer of Allianz SE. “We anticipate a favourable return on our investment.”
Terms of the Investment
Allianz will purchase, at $31 per share, $750 million of preferred shares convertible to common stock after receipt of applicable approvals, and $1.75 billion of 10% junior subordinated debentures. The debentures are callable by The Hartford at par beginning ten years after issuance.

2 — The Hartford Announces Investment
Allianz SE will also receive warrants which entitle it to purchase $1.75 billion of common stock at an exercise price of $25.32 per share, subject to shareholder approvals. The warrants expire in seven years.
Preliminary Third Quarter Results
The company expects a net loss for the third quarter in the range of $8.50 to $8.80 per share, including net realized capital losses in the range of $7.05 to $7.25 per share, or approximately $2.1 billion to $2.2 billion. The vast majority of the realized capital losses are impairments on The Hartford’s investment portfolio. About 75 percent of the impairments are related to investments in the financial services sector, which were negatively affected by recent market turmoil.
The company estimates book value per share to be in the range of $55.55 to $55.85, excluding AOCI*, and $41 to $44, including AOCI, at September 30, 2008. Book value per share, including AOCI, reflects estimated net unrealized losses in the range of $3.4 billion to $4.2 billion, after tax and after deferred acquisition costs (DAC).
For the third quarter, the company expects to report core earnings per share* in the range of $1.50 to $1.60 before the effect of a DAC unlock. Core earnings includes estimated current accident year catastrophe effects of $230 million, or $0.77 per share, after tax. The company estimates a charge of approximately $3.05 per share, or $915 million, related to the revision of its estimates of future gross profits, commonly referred to as a “DAC unlock.” The DAC unlock estimate is based on the S&P 500 market level of 1,165 as of September 30, 2008.
Life operations deposits and flows are expected to be within or above previously provided third quarter 2008 guidance ranges, except for U.S. variable annuity deposits, which are slightly below guidance. In property and casualty, the ongoing operations combined ratio, excluding catastrophes and prior year development, is expected to be 91.8 percent for the third quarter of 2008.

*	Denotes financial measures not calculated based on generally accepted accounting principles (“non-GAAP”). More information is provided in the discussion of non-GAAP financial measures section below.
Capital
“With this investment by Allianz SE, we project that we will finish the year with a capital margin of about $3.5 billion in excess of our modeled rating agency requirements to maintain AA level ratings,” said Ayer. This estimate assumes year-end market levels are the same as the end of the third quarter, rating agency models remain unchanged and the company’s operations perform as planned for the remainder of the year.

3 — The Hartford Announces Investment
The above figures are preliminary estimates based on information available at this time. The company’s actual financial results for the quarter could differ materially. Please see the notes at the end of this release for further information about the risks and uncertainties that could cause actual results to differ.
Dividend
In conjunction with Allianz’s financial investment and the increase in shares outstanding, The Hartford has reduced its quarterly dividend to $0.32 per share.
Chief Investment Officer Appointment
Effective immediately, Greg McGreevey, who joined the company in August, will assume the position of executive vice president and chief investment officer for The Hartford and president of Hartford Investment Management Company. He succeeds Dave Znamierowski who is leaving the company. Ayer said, “Greg is a seasoned investment professional with a track record of success. He and his team are immersed in our portfolio, evaluating our investments, and setting a course to navigate in this very volatile marketplace.”
“Dave served The Hartford with dedication for the past 12 years. Given the recent unprecedented turmoil in the financial markets and its effect on the company’s investment portfolio, we agreed that it would be best to bring a fresh perspective to our investment operations,” added Ayer.
Goldman, Sachs & Co. served as financial advisor to The Hartford and placement agent with respect to the capital investment by Allianz SE.
About The Hartford
The Hartford, a Fortune 100 company, is one of the nation’s largest financial services companies, with 2007 revenues of $25.9 billion. The Hartford is a leading provider of investment products, life insurance and group benefits; automobile and homeowners products; and business property and casualty insurance. International operations are located in Japan, the United Kingdom, Canada, Brazil and Ireland. The Hartford’s Internet address is www.thehartford.com.
HIG-F
The Hartford uses the non-GAAP financial measure core earnings as an important measure of the company’s operating performance. Because The Hartford’s calculation of core earnings may differ from similar measures used by other companies, investors should be careful when comparing The Hartford’s non-GAAP and other financial measures to those of other companies. The Hartford believes that the measure core earnings provides investors with a valuable measure of the performance of the company’s ongoing businesses because it reveals trends in the company’s insurance and financial services businesses that may be obscured by the net effect of certain realized capital gains and losses. Some realized capital gains and losses are primarily driven by investment decisions and external economic developments, the nature and timing of which are unrelated to the insurance and underwriting aspects of the company’s business. Accordingly, core earnings excludes the effect of all realized gains and losses (net of tax and the effects of deferred policy acquisition costs) that tend to be highly variable from period to period based on capital market conditions. The Hartford believes, however, that some realized capital gains and losses are integrally related to the company’s insurance operations, so core earnings includes net realized gains and losses such as net periodic settlements on credit derivatives and net periodic settlements on the Japan fixed annuity cross-currency swap. These net realized gains and losses are directly related to an offsetting item included in the income

4 — The Hartford Announces Investment
statement such as net investment income. Core earnings is also used by management to assess the company’s operating performance and is one of the measures considered in determining incentive compensation for the company’s managers. Net income is the most directly comparable GAAP measure. Core earnings should not be considered as a substitute for net income and does not reflect the overall profitability of the company’s business. Therefore, The Hartford believes that it is useful for investors to evaluate both net income and core earnings when reviewing the company’s performance. No reconciliation of the estimated third quarter core earnings per share to projected net income is provided because such a reconciliation is not available without unreasonable efforts.
Book value per share excluding accumulated other comprehensive income (“AOCI”) is calculated based upon a non-GAAP financial measure. It is calculated by dividing (a) stockholders’ equity excluding AOCI, net of tax, by (b) common shares outstanding. The Hartford provides book value per share excluding AOCI to enable investors to analyze the amount of the company’s net worth that is primarily attributable to the company’s business operations. The Hartford believes book value per share excluding AOCI is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in interest rates. Book value per share is the most directly comparable GAAP measure. No reconciliation of the estimated third quarter book value per share, excluding AOCI, to book value per share is provided because such a reconciliation is not available without unreasonable efforts.
Some of the statements in this release should be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These include statements about The Hartford’s future results of operations. The Hartford cautions investors that these forward-looking statements are not guarantees of future performance, and actual results may differ materially. Investors should consider the important risks and uncertainties that may cause actual results to differ.
These important risks and uncertainties include, without limitation, the impact of the current unprecedented volatility in the financial markets on our results and financial condition, particularly if such conditions persist, the impact on the financial markets, and our industry, of current legislative and other initiatives taken or which may be taken in response to the current financial crisis, the impact on our liquidity and our portfolio valuation of potential changes in rating agency requirements and models, variations in our results resulting from the finalization of our financial statements for the third quarter of 2008; the difficulty in predicting the company’s potential exposure for asbestos and environmental claims; the possible occurrence of terrorist attacks; the response of reinsurance companies under reinsurance contracts and the availability, pricing and adequacy of reinsurance to protect the company against losses; changes in financial and capital markets, including changes in interest rates, credit spreads, equity prices and foreign exchange rates; the inability to effectively mitigate the impact of equity market volatility on the company’s financial position and results of operations arising from obligations under annuity product guarantees; the possibility of unfavorable loss development; the incidence and severity of catastrophes, both natural and man-made; stronger than anticipated competitive activity; unfavorable judicial or legislative developments; the potential effect of domestic and foreign regulatory developments, including those which could increase the company’s business costs and required capital levels; the possibility of general economic and business conditions that are less favorable than anticipated; the company’s ability to distribute its products through distribution channels, both current and future; the uncertain effects of emerging claim and coverage issues; a downgrade in the company’s financial strength or credit ratings; the ability of the company’s subsidiaries to pay dividends to the company; the company’s ability to adequately price its property and casualty policies; the ability to recover the company’s systems and information in the event of a disaster or other unanticipated event; potential for difficulties arising from outsourcing relationships; potential changes in Federal or State tax laws, including changes impacting the availability of the separate account dividends received deduction; losses due to defaults by others; the company’s ability to protect its intellectual property and defend against claims of infringement; and other risks and uncertainties discussed in The Hartford’s Quarterly Reports on Form 10-Q, the 2007 Annual Report on Form 10-K and other filings The Hartford makes with the Securities and Exchange Commission. The Hartford assumes no obligation to update this release, which speaks as of the date issued.
The securities referred to above have not been and will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.